FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
724.514.1968
Kris King (Investors)
724.514.1813

Mylan Reports Second Quarter 2014 Adjusted Diluted EPS of $0.69, In Line With Guidance
Narrows 2014 Adjusted Diluted EPS Guidance Range to $3.25 to $3.45
Reaffirms Opportunity to Accelerate 2018 Target of at Least $6.00 in Adjusted Diluted EPS

PITTSBURGH - Aug. 7, 2014 - Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three and six months ended June 30, 2014.
Second Quarter 2014 Highlights

•	Total revenues of $1.84 billion, up 8% versus the prior year period with positive growth across all regions and businesses

•	Generics segment third party sales of $1.53 billion, up 6% on a constant currency basis

•	Specialty segment third party sales of $287.8 million, up 22%

•	Adjusted gross profit of $923.4 million, up 11%; GAAP gross profit of $808.8 million, up 9%

•	Adjusted gross margin of 50%, up from 49% in the prior year period; GAAP gross margin of 44%

•	Adjusted diluted earnings per share (EPS) of $0.69, an increase of 1% and in line with company guidance; GAAP diluted EPS of $0.32

•	Total revenue guidance for 2014 narrowed to $7.8 billion to $8.0 billion; adjusted diluted EPS guidance for 2014 narrowed to $3.25 to $3.45

•	Reaffirms opportunity to accelerate target of at least $6.00 in adjusted diluted EPS in 2018.(1)

Mylan CEO Heather Bresch commented, "We continued to deliver strong results in the second quarter of 2014, driven by double-digit revenue growth in our Specialty business and Rest of World region, and continued solid performance in Europe and North America. We were able to achieve these results, which were right in line with our expectations, despite ongoing delays in approvals of key products by the U.S. Food and Drug Administration, once again demonstrating our ability to execute and maximize our global platform and commercial opportunities.
"Further, the recently-announced strategic acquisition of Abbott's non-U.S. developed markets specialty and branded generics business builds on our strong momentum, expands and further diversifies our business in our largest markets outside of the U.S., and clearly positions Mylan for the next phase of our growth. The anticipated enhanced financial flexibility created by this transaction immediately positions us to execute on additional highly strategic and financially accretive transactions in the near term. As a result, we see opportunities to accelerate achievement of our $6.00 adjusted diluted EPS target in 2018.
"With that said, given the pendency of the Abbott transaction and management’s current activities around additional strategic opportunities, we will be postponing our Investor Day until a later date.”
Mylan CFO John Sheehan added, "Our second quarter results saw continued growth across all of our regions and businesses, and we look forward to a strong second half of 2014. In addition, during the second quarter, we continued to generate strong cash flows which further improves our financial flexibility—flexibility that will be additionally enhanced through the proposed Abbott transaction."

Total Revenue

	Three Months Ended
	June 30,
(Unaudited; in millions)	2014	2013	Percent Change
Total Revenues	$1,837.3	$1,701.7	8%
Generics Third Party Net Sales	1,528.5	1,450.4	5%
North America	736.6	716.5	3%
Europe	395.9	359.4	10%
Rest of World	396.0	374.5	6%
Specialty Third Party Net Sales	287.8	236.9	22%
Other Revenue	21.0	14.4	46%

Generics Segment Revenue
Generics segment third party net sales were $1.53 billion for the quarter, an increase of 5% when compared to the prior year period. When translating third party net sales for the current quarter at prior year comparative period exchange rates ("constant currency"), third party net sales would have increased by 6%.

•
Third party net sales from North America were $736.6 million for the quarter, an increase of 3%. The increase was due principally to sales from new products, and to a lesser extent, net sales from acquired businesses partially offset by pricing and volume on the base business. The effect of constant currency on third party net sales was insignificant in North America.

•
Third party net sales from Europe were $395.9 million for the quarter, an increase of 10%, or 5% on a constant currency basis. This increase was primarily the result of increased volumes in Italy and France combined with sales from new products, and to a lesser extent, net sales from acquired businesses within the region. These increases were offset partially by lower pricing throughout Europe as a result of government-imposed pricing reductions and competitive market conditions.

•
Third party net sales from the Rest of World were $396.0 million for the quarter, up 6%, or 11% on a constant currency basis. This increase was driven primarily by higher third party sales volumes from our operations in India, in particular strong growth in the anti-retroviral (ARV) franchise, which manufactures products used in the treatment of HIV/AIDS. Sales also were impacted positively by volume growth and new product introductions in Japan. In Australia, local currency third party net sales decreased versus the comparable prior year period as a result of significant government-imposed pricing reform and lower volumes on existing products, partially offset by new products.

Specialty Segment Revenue

Specialty segment reported third party net sales of $287.8 million for the quarter, an increase of 22% when compared to the prior year period. The increase was due to higher sales of the EpiPen® Auto-Injector driven by market expansion, as well as price. The effect of constant currency on Specialty segment third party net sales was insignificant. The EpiPen® Auto-Injector remains on track to become a billion dollar product in 2014.

Total Gross Profit

Adjusted gross profit was $923.4 million and adjusted gross margins were 50% as compared to adjusted gross profit of $834.2 million and adjusted gross margins of 49% in the comparable prior year period. Strong adjusted gross margins were the result of growth in the EpiPen® Auto-Injector combined with the benefits and efficiencies of Mylan's vertically integrated operating platform. These increases were offset partially by unfavorable pricing on existing products, including products launched in the prior year. GAAP gross profit for the quarter was $808.8 million and GAAP gross margins were 44% as compared to GAAP gross profit of $742.4 million and GAAP gross margins of 44% in the comparable prior year period.

Total Profitability

Adjusted earnings from operations for the quarter were $409.9 million, down less than 1% from the comparable prior year period. The decrease in adjusted earnings from operations was due to an increase in SG&A and R&D. The increase in SG&A was impacted by our direct-to-consumer marketing campaign for the EpiPen® Auto-Injector, and to a lesser extent, by increases in legal and marketing costs in the North American region of the Generics business to support anticipated new product launches. R&D was at the high end of the guidance range as we continued to progress our biologics and respiratory growth platforms. GAAP earnings from operations were $226.1 million for the quarter, a decrease of 27% from the comparable prior year period.

EBITDA, which is defined as net income (excluding the non-controlling interest and losses from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $371.8 million for the quarter and $423.1 million for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $488.1 million for the quarter and $461.0 million for the comparable prior year period. GAAP net earnings attributable to Mylan Inc. decreased by $52.5 million, or 29.5%, to $125.2 million as compared to $177.7 million for the prior year comparable period.

Cash Flow
Adjusted cash provided by operating activities was $559 million for the six months ended June 30, 2014, compared to $283 million for the comparable prior year period. The increase in adjusted cash provided by operating activities is the result of working capital improvement. On a GAAP basis, cash provided by operating activities was $448 million for the six months ended June 30, 2014, compared to $274 million for the comparable prior year period. Capital expenditures were approximately $153 million for the six months ended June 30, 2014 as compared to approximately $126 million in the comparable period in 2013. The increase in capital expenditures is the result of expenditures to expand our global operating platform, including capital investments in our strategic growth drivers.

Guidance
Given delays in approvals of key products by the U.S. Food and Drug Administration, Mylan is narrowing its 2014 guidance range for total revenue to $7.8 billion to $8.0 billion and adjusted diluted EPS to $3.25 to $3.45. The guidance ranges include the fourth quarter launches of generic Copaxone® and generic Celebrex®.

Furthermore, Mylan expects third quarter adjusted diluted EPS in the range of $0.90 to $0.95. Given the anticipated launches of key products mentioned above, the fourth quarter is expected to be the strongest quarter of the year.

The following table provides a full summary of Mylan's 2014 full year guidance ranges on an adjusted basis.

	2014	2014
(In millions, except EPS and %'s)	Current Guidance	Prior Guidance**
Total Revenue	$7,800 - $8,000	$7,800 - $8,200
Gross Profit Margin*	51% - 53%	51% - 53%
SG&A as % of Total Revenue*	18% - 20%	18% - 20%
R&D as % of Total Revenue*	7% - 8%	7% - 8%
EBITDA*	$2,200 - $2,400	$2,200 - $2,400
Net Income*	$1,265 - $1,370	$1,265 - $1,460
Diluted EPS*	$3.25 - $3.45	$3.25 - $3.60
Operating Cash Flow*	$1,200 - $1,400	$1,200 - $1,400
Capital Expenditures	$350 - $400	$350 - $450
Tax Rate*	24% - 26%	24% - 26%
Average Diluted Shares Outstanding	390 - 400	389 - 405

*    Adjusted metrics
**    Prior guidance communicated on Feb. 27, 2014 during Mylan's Q4 and FY13 earnings conference call.

Conference Call
Mylan will host a conference call and live webcast, today, Aug. 7, 2014, at 10:00 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 800.514.4861 or 678.809.2405 for international callers. To access the live webcast please log onto Mylan's website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available at www.mylan.com/investors for a limited time.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures, including, but not limited to, adjusted diluted EPS, adjusted cash provided by operating activities, adjusted gross profit, adjusted gross margins, adjusted earnings from operations, adjusted interest expense, adjusted net earnings, constant currency total revenue, constant currency third party net sales, adjusted R&D, adjusted SG&A, adjusted tax rate, EBITDA and adjusted EBITDA, are presented in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with GAAP. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. Set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. (the "Company") and GAAP diluted EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the quarter and six month period compared to the respective prior year period (in millions, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
GAAP net earnings attributable to Mylan Inc. and GAAP diluted EPS	$125.2	$0.32	$177.7	$0.46	$241.1	$0.61	$284.6	$0.72
Purchase accounting related amortization (primarily included in cost of sales) (a)	90.8		85.5		194.5		177.6
Litigation settlements, net	23.2		6.9		26.3		8.7
Interest expense, primarily amortization of convertible debt discount	11.5		8.9		22.4		16.6
Non-cash accretion and fair value adjustments of contingent consideration liability	8.7		(2.0)		17.1		3.8
Clean energy investments pre-tax loss (b)	17.2		3.5		36.6		7.9
Financing related costs (included in other income, net)	—		8.7		—		8.7
Acquisition related costs (primarily included in cost of sales and selling, general and administrative expense)	26.0		5.2		49.4		24.6
Restructuring and other special items included in:
Cost of sales	9.9		6.3		20.2		17.6
Research and development expense	16.0		0.9		16.9		24.2
Selling, general and administrative expense	21.9		11.7		41.3		35.3
Other income (expense), net	3.3		(2.9)		0.3		3.9
Tax effect of the above items and other income tax related items	(80.4)		(48.8)		(132.4)		(106.0)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$273.3	$0.69	$261.6	$0.68	$533.7	$1.34	$507.5	$1.29
Weighted average diluted common shares outstanding	397.4		387.1		397.0		393.0

(a)	Purchase accounting related amortization expense for the six months ended June 30, 2013, includes $5.1 million of in-process research and development asset impairment charges.

(b)
Adjustment represents exclusion of the pre-tax loss related to Mylan's investments in clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code. The amount is included in other expense, net.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to EBITDA and adjusted EBITDA for the quarter and six month period compared to the respective prior year period (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
GAAP net earnings attributable to Mylan Inc.	$125.2	$177.7	$241.1	$284.6
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investments	21.6	4.5	45.1	10.0
Income taxes	11.2	41.0	46.3	72.7
Interest expense	84.6	81.8	167.3	159.8
Depreciation and amortization	129.2	118.1	264.4	247.0
EBITDA	$371.8	$423.1	$764.2	$774.1
Add adjustments:
Stock-based compensation expense	17.1	11.2	32.5	23.3
Litigation settlements, net	23.2	6.9	26.3	8.7
Restructuring & other special items	76.0	19.8	124.8	98.8
Adjusted EBITDA	$488.1	$461.0	$947.8	$904.9
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,300 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. Our workforce of more than 20,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com
Forward-Looking Statements
This press release may contain "forward-looking statements." These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the proposed acquisition (the "Transaction") by the Company of Abbott Laboratories ("Abbott") non-U.S. developed markets specialty and branded generics business (the "Acquired Business"), the expected timetable for completing the Transaction, benefits and synergies of the Transaction, future opportunities for the combined company and products and any other statements regarding the Company’s and the Acquired Business’ future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These often may be identified by the use of words such as "will", “may," "could," "should," "would," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue," "target" and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company and Abbott’s ability to meet expectations regarding the accounting and tax treatments and the timing and completion of the Transaction; changes in relevant tax and other laws; the Company and Abbott’s ability to consummate the Transaction; the conditions to the completion of the Transaction, including the receipt of approval of the Company’s shareholders; the regulatory approvals required for the Transaction not being obtained on the terms expected or on the anticipated schedule; the integration of the Acquired Business by the Company being more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction; the retention of certain key employees of the Acquired Business being difficult; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in connection with the transaction within the expected time-frames or at all and to successfully integrate the Acquired Business; the Company’s and the Acquired Business' expected or targeted future financial and operating performance and results; the Company's (prior to or after the close of the Transaction) capacity to bring new products to market, including but not limited to where the Company uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); the scope, timing and outcome of any ongoing legal proceedings and the impact of any such proceedings on the Company's and the Acquired Business' consolidated financial condition, results of operations or cash flows; the ability to protect the intellectual property and preserve the intellectual property rights of the Company and the Acquired Business; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company's business or the Acquired Business; the inherent challenges, risks and costs in the Company's ability to identify, acquire and integrate complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with the Company's business activities, see the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and its other filings with the Securities and Exchange Commission (“SEC”). You can access the Company's Form 10-K and other filings with the SEC through the SEC website at www.sec.gov, and the Company strongly encourages you to do so. The Company undertakes no obligation to update any statements herein for revisions or changes after the date of this release. Further, uncertainties or other circumstances, or matters outside of the Company's control between the date of this release and the date that its Form 10-Q for the quarter ended June 30, 2014, is filed with the SEC could potentially result in adjustments to reported results. Long-term targets, including, but not limited to, 2018 targets, do not reflect Company guidance.
Additional Information and Where to Find It
In connection with the Transaction, New Moon B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“New Mylan”) and a wholly-owned subsidiary of the Company and the Company intend to file relevant materials with the SEC, including a New Mylan registration statement on Form S-4 that will include a proxy statement of the Company that also constitutes a prospectus of New Mylan. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NEW MYLAN, THE ACQUIRED BUSINESS AND THE TRANSACTION. A definitive proxy statement will be sent to shareholders of the Company seeking approval of the Transaction. The proxy statement/prospectus and other documents relating to the Transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from the Company upon written request to the Company at 724-514-1813 or investor.relations@mylan.com.
Participants in Solicitation
This communication is not a solicitation of a proxy from any investor or shareholder. However, the Company, New Mylan and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the Transaction under the rules of the SEC. Information regarding the Company’s directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Shareholders filed with the SEC on March 10, 2014. This document can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus when it becomes available.
Non-Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Net sales	$1,816.4	$1,687.3	$3,519.4	$3,306.7
Other revenues	20.9	14.4	33.5	26.5
Total revenues	1,837.3	1,701.7	3,552.9	3,333.2
Cost of sales	1,028.5	959.3	2,006.3	1,897.3
Gross profit	808.8	742.4	1,546.6	1,435.9
Operating expenses:
Research and development	155.4	111.4	273.4	237.9
Selling, general and administrative	404.1	315.4	781.8	666.8
Litigation settlements, net	23.2	6.9	26.3	8.7
Total operating expenses	582.7	433.7	1,081.5	913.4
Earnings from operations	226.1	308.7	465.1	522.5
Interest expense	84.6	81.8	167.3	159.8
Other expense, net	3.7	7.2	8.3	3.8
Earnings before income taxes and noncontrolling interest	137.8	219.7	289.5	358.9
Income tax provision	11.2	41.0	46.3	72.7
Net earnings	126.6	178.7	243.2	286.2
Net earnings attributable to the noncontrolling interest	(1.4)	(1.0)	(2.1)	(1.6)
Net earnings attributable to Mylan Inc. common shareholders	$125.2	$177.7	$241.1	$284.6
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.34	$0.47	$0.65	$0.73
Diluted	$0.32	$0.46	$0.61	$0.72
Weighted average common shares outstanding:
Basic	373.8	381.2	373.1	387.2
Diluted	397.4	387.1	397.0	393.0

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	June 30, 2014	December 31, 2013(1)
ASSETS
Assets
Current assets
Cash and cash equivalents	$193.9	$291.3
Accounts receivable, net	1,761.6	1,820.0
Inventories	1,791.1	1,656.9
Other current assets	730.5	703.0
Total current assets	4,477.1	4,471.2
Intangible assets, net	2,416.2	2,517.9
Goodwill	4,392.8	4,340.5
Other non-current assets	4,316.7	3,965.2
Total assets	$15,602.8	$15,294.8
LIABILITIES AND EQUITY
Liabilities
Current liabilities	$2,601.3	$2,964.0
Long-term debt	7,918.2	7,586.5
Other non-current liabilities	1,730.6	1,784.4
Total liabilities	12,250.1	12,334.9
Noncontrolling interest	18.7	18.1
Mylan Inc. shareholders' equity	3,334.0	2,941.8
Total liabilities and equity	$15,602.8	$15,294.8

(1)	As updated by the Form 8-K filed by the Company on August 6, 2014.

Mylan Inc. and Subsidiaries
Recast of Geographical Regions
(Unaudited; in millions)

As previously disclosed, beginning in 2014, the regions within the Generics segment have been revised to North America, Europe and Rest of World. The Rest of World region includes the former Asia Pacific region, Brazil and the export sales to emerging markets, which were previously included in the EMEA and North America regions within the Generics segment. The following table provides a summary of the Generics segment's 2013 total third party net sales and total revenues recast for the change in its geographic regions to conform to the presentation for the current period. The recast had no impact on total third party sales or total revenues for the Generics segment.

Recast for Geographic Changes Within the Generics Segment:
	Three Months Ended				Six Months Ended	Year Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	June 30, 2013	December 31, 2013
Generics:
North America	$731.5	$716.5	$705.5	$853.1	$1,448.0	$3,006.6
Europe	348.5	359.4	346.5	375.3	707.9	1,429.7
Rest of World	327.8	374.5	346.9	389.4	702.3	1,438.6
Total third-party net sales	1,407.8	1,450.4	1,398.9	1,617.8	2,858.2	5,874.9
Other third-party revenues	5.0	7.8	5.5	7.5	12.8	25.8
Intersegment revenues	0.6	1.9	1.7	1.5	2.5	5.7
Generics total revenues	$1,413.4	$1,460.1	$1,406.1	$1,626.8	$2,873.5	$5,906.4

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	June 30,		June 30,		Percent Change		Percent Change
	2014	2013	2014	2013	Total	Constant Currency(1)	Total	Constant Currency(1)

Generics:
Third party net sales
North America	$736.6	$716.5	$1,518.8	$1,448.0	3%	3%	5%	5%
Europe	395.9	359.4	751.8	707.9	10%	5%	6%	2%
Rest of World	396.0	374.5	766.2	702.3	6%	11%	9%	18%
Total third party net sales	1,528.5	1,450.4	3,036.8	2,858.2	5%	6%	6%	8%

Other third party revenues	16.0	7.8	22.2	12.8
Total third party revenues	1,544.5	1,458.2	3,059.0	2,871.0

Intersegment revenues	1.3	1.9	2.6	2.5
Generics total revenues	1,545.8	1,460.1	3,061.6	2,873.5

Specialty:
Third party net sales	287.8	236.9	482.5	448.5	22%	22%	8%	8%
Other third party revenues	5.0	6.6	11.4	13.7
Total third party revenues	292.8	243.5	493.9	462.2

Intersegment revenues	2.7	5.9	4.4	13.8
Specialty total revenues	295.5	249.4	498.3	476.0

Elimination of intersegment revenues	(4.0)	(7.8)	(7.0)	(16.3)
Consolidated total revenues	$1,837.3	$1,701.7	$3,552.9	$3,333.2	8%	8%	7%	8%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

Mylan Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
GAAP cost of sales	$1,028.5	$959.3	$2,006.3	$1,897.3
Deduct:
Purchase accounting related amortization	(86.9)	(85.5)	(186.8)	(177.6)
Acquisition related costs	(17.8)	—	(35.4)	—
Restructuring & other special items	(9.9)	(6.3)	(20.2)	(17.6)
Adjusted cost of sales	$913.9	$867.5	$1,763.9	$1,702.1

Adjusted gross profit (a)	$923.4	$834.2	$1,789.0	$1,631.1

Adjusted gross margin (a)	50%	49%	50%	49%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
GAAP R&D	$155.4	$111.4	$273.4	$237.9
Deduct:
Restructuring & other special items	(16.1)	(1.0)	(17.1)	(24.2)
Adjusted R&D	$139.3	$110.4	$256.3	$213.7

Adjusted R&D as % of total revenue	7.6%	6.5%	7.2%	6.4%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
GAAP SG&A	$404.1	$315.4	$781.8	$666.8
Deduct:
Acquisition related costs	(8.1)	(3.6)	(13.9)	(22.4)
Restructuring & other special items	(21.8)	(2.0)	(41.1)	(23.9)
Adjusted SG&A	$374.2	$309.8	$726.8	$620.5

Adjusted SG&A as % of total revenue	20.4%	18.2%	20.5%	18.6%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
GAAP total operating expenses	$582.7	$433.7	$1,081.5	$913.4
Deduct:
Litigation settlements, net	(23.2)	(6.9)	(26.3)	(8.7)
Acquisition related costs	(8.1)	(3.6)	(13.9)	(22.4)
Restructuring & other special items	(37.9)	(3.0)	(58.2)	(48.1)
Adjusted total operating expenses	$513.5	$420.2	$983.1	$834.2

Adjusted earnings from operations (b)	$409.9	$414.0	$805.9	$796.9

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
GAAP interest expense	$84.6	$81.8	$167.3	$159.8
Deduct:
Interest expense related to clean energy investments (c)	(3.9)	(2.6)	(7.8)	(4.1)
Non-cash accretion of contingent consideration liability	(8.7)	(8.0)	(17.1)	(15.7)
Non-cash interest, primarily amortization of convertible debt discount	(7.6)	(6.3)	(14.6)	(12.5)
Adjusted interest expense	$64.4	$64.9	$127.8	$127.5

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
GAAP other expense	$(3.7)	$(7.2)	$(8.3)	$(3.8)
Add:
Equity method losses from clean energy investments	17.2	3.5	36.6	7.9
Purchase accounting related amortization	3.9	—	7.7	—
Acquisition related costs	—	1.7	—	2.2
Restructuring & other special items	3.3	5.7	0.3	12.5
Adjusted other income	$20.7	$3.7	$36.3	$18.8

Reconciliation of cash provided by operating activities

	Six Months Ended June 30,
	2014	2013
GAAP cash provided by operating activities	$448	$274
Add:
Payment of litigation settlements	54	1
Payment of interest rate swap settlement	—	1
Acquisition related costs	37	6
Increase in deferred revenue	—	1
R&D expense	20	—
Adjusted cash provided by operating activities	$559	$283

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenue.

(b)	Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)
Adjustment represents exclusion of activity related to Mylan's investments in clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code.

Reconciliation of forecasted guidance
The reconciliations below are based on management's estimate of adjusted net earnings and adjusted diluted EPS, adjusted EBITDA and adjusted cash provided by operating activities for the year ending December 31, 2014. Mylan expects certain known GAAP charges for 2014, as presented in the reconciliation below. Other GAAP charges, including those related to potential litigation, asset impairments and restructuring programs that would be excluded from the adjusted results are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet occurred or been performed. The unaudited forecasted amounts presented below are stated in millions, except for earnings per share data.

Reconciliation of forecasted net earnings and EPS to adjusted net earnings

	Twelve Months Ended December 31, 2014
	Lower		Upper
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$805	$2.05	$885	$2.20
Purchase accounting related amortization	375		390
Interest expense, primarily amortization of convertible debt discount	44		46
Non-cash accretion of contingent consideration liability	35		38
Pre-tax loss of clean energy investments	77		80
Restructuring and other special items	260		280
Tax effect of the above items and other income tax related items	(331)		(349)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$1,265	$3.25	$1,370	$3.45

	Three Months Ended September 30, 2014
	Lower		Upper
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$270	$0.68	$285	$0.71
Purchase accounting related amortization	94		98
Interest expense, primarily amortization of convertible debt discount	10		12
Non-cash accretion of contingent consideration liability	9		11
Pre-tax loss of clean energy investment	19		22
Restructuring & other special items	40		45
Tax effect of the above items and other income tax related items	(92)		(96)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$350	$0.90	$377	$0.95

Reconciliation of forecasted net earnings to adjusted EBITDA

	Lower	Upper
GAAP net earnings attributable to Mylan Inc.	$805	$885
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	90	100
Income taxes	110	165
Interest expense	340	350
Depreciation and amortization	535	550
EBITDA	$1,880	$2,050
Add adjustments:
Stock-based compensation expense	60	70
Restructuring & other special items	260	280
Adjusted EBITDA	$2,200	$2,400

Reconciliation of forecasted cash provided by operating activities

	Lower	Upper
GAAP cash provided by operating activities	$1,055	$1,215
Add:
Estimated payment of legal settlements	55	55
R&D Expense	20	40
Acquisition related costs	40	60
Other items	30	30
Adjusted cash provided by operating activities	$1,200	$1,400